SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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HEALTHSTREAM, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSTREAM, INC.

209 10th Avenue, Suite 450
Nashville, Tennessee 37203
(615) 301-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 31, 2002

Dear Shareholder:

     On Friday, May 31, 2002, HealthStream, Inc. will hold its 2002 annual meeting of shareholders at 209 10th Avenue, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time.

     Only shareholders that own our common stock at the close of business on April 9, 2002 may vote at this meeting. A list of our shareholders will be available at our principal executive offices at 209 10th Avenue, Suite 450, Nashville, Tennessee, during ordinary business hours beginning two days after this notice of the annual meeting is first sent to shareholders. At the meeting, we will consider the following proposals:

1. to elect four (4) Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent auditors; and

3. to transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

     Our 2001 Annual Report to Shareholders is being mailed to shareholders with this proxy statement. The annual report is not part of the proxy solicitation materials.

     Cameras and recording devices are not permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,
/s/ Robert A. Frist, Jr. Robert A. Frist, Jr. Chief Executive Officer

Nashville, Tennessee
April 30, 2002

QUESTIONS AND ANSWERS
STOCK OWNERSHIP
ITEM ONE — ELECTION OF DIRECTORS
ITEM TWO — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS
ITEM THREE — OTHER MATTERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 2001
AUDIT COMMITTEE REPORT FOR 2001
GENERAL INFORMATION

HEALTHSTREAM, INC.

209 10th AVENUE, SUITE 450
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 31, 2002

QUESTIONS AND ANSWERS

1.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:	At HealthStream’s annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of four Class II directors and ratification of our independent auditors. In addition, our management will respond to questions from shareholders.

2.	Q: WHEN WAS THIS PROXY STATEMENT MAILED TO SHAREHOLDERS?

A:	This proxy statement was first mailed to shareholders on or about April 30, 2002.

3.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained SunTrust Bank to assist in the solicitation. We will pay SunTrust Bank approximately $3,275 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose, may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

4.	Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	the election of four (4) Class II directors to our board of directors; and

•	the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors.

5.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board recommends that you vote:

•	FOR each of the director nominees; and

•	FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors.

6.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	We do not know of any business to be considered at the 2002 annual meeting other than the proposals described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Robert H. Laird, Jr., our Vice President, Secretary and General Counsel, or either of them, to vote on such matters at their discretion.

7.	Q: WHO IS ENTITLED TO VOTE?

A:	Only shareholders of record at the close of business on April 9, 2002 (the record date) may vote at this meeting. As of the record date, there were approximately 20,408,314 shares of our voting common stock outstanding. The shares were held by approximately 242 holders of record. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

8.	Q: HOW DO I VOTE?

A:	You may vote by signing and dating the proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Secretary, Robert H. Laird, Jr., at 209 10th Avenue, Suite 450, Nashville, TN 37203;

•	voting in person; or

•	submitting a later-dated proxy card.

9.	Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:	If you are a registered shareholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held by your broker, often referred to as in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

10.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL?

A:	Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected. The other proposal must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote.

11.	Q: WHAT IS A “QUORUM”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

12.	Q: WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting or send in your signed proxy card but abstain from voting on any proposal, you will be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the ratification of Ernst & Young LLP as our independent auditors, your abstention will have the same effect as a vote against the proposal.

13.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held by your broker, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker will vote your shares at its discretion on your behalf. The Nasdaq National Market rules provide that brokers and nominees may not exercise their voting discretion on certain non-routine matters without receiving instructions from the beneficial owner of the shares. A broker non-vote occurs when a broker holding shares registered in street name is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter.

14.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	A broker non-vote will have no effect on the election of directors. A broker non-vote will have the effect of a vote against the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors. Broker non-votes will be counted as present for purposes of determining whether there is a quorum.

15.	Q: WHO WILL COUNT THE VOTES?

A:	A representative of our transfer agent, SunTrust Bank, Atlanta, will count the votes and act as inspector of elections.

16.	Q: WHO MAY ATTEND THE ANNUAL MEETING?

A:	Shareholders of record on April 9, 2002 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.

17.	Q: WHEN ARE SHAREHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2003 ANNUAL MEETING?

A:	Any shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Robert H. Laird, Jr., Secretary, HealthStream, Inc., 209 10th Avenue, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 31, 2002.

18.	Q: WHEN ARE OTHER SHAREHOLDER PROPOSALS DUE?

A:	Our Bylaws contain an advance notice provision that requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.

19.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, excluding certain of its exhibits, without charge to any shareholder who makes a written request to Investor Relations Department, HealthStream, Inc., 209 10th Avenue, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3114. The Company’s Annual Report on Form 10-K and various other filings also may be accessed on the World Wide Web at www.sec.gov.

STOCK OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2002 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

     The percentages of shares outstanding provided in the table are based on 20,372,544 shares outstanding as of March 31, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2002 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent

Robert A. Frist, Jr.	5,292,172	(1)	26.0
T. Rowe Price Associates, Inc.	2,500,000	(2)	12.3
Morgan Stanley & Co. Incorporated	1,173,940	(3)	5.8
M. Fazle Husain	1,173,940	(4)	5.8
Jeffrey L. McLaren	445,095	(5)	2.2
Charles N. Martin, Jr.	410,902	(6)	2.0
Michael T. Pote	167,399	(7)	*
Frank Gordon	157,386	(8)	*
John H. Dayani	123,920	(9)	*
James F. Daniell	73,948	(10)	*
Thompson S. Dent	67,894	(11)	*
Arthur E. Newman	97,324	(12)	*
Susan A. Brownie	50,957	(13)	*
Fred Perner	49,625	(14)	*
William W. Stead	38,500	(15)	*
Linda Rebrovick	13,000	(16)	*
All directors and executive officers as a group (16 persons)	8,161,861	(17)	40.0

*	Less than one percent.

(1)	35,307 of these shares are owned by Frist Family Internet Partners. Mr. Frist disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 89,540 shares issuable upon exercise of options.

(2)	100 E. Pratt Street Baltimore, Maryland 21202. Based upon information set forth in Amendment No. 2 to Schedule 13G1A filed with the SEC on February 5, 2002 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”), these shares are held various individual and institutional investors that Price Associates and New Horizons serve as investment advisor with power to direct investments and/or sole power to vote the shares. Price Associates and New Horizons disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in those shares.

(3)	1221 Avenue of the Americas New York, New York 10020. Morgan Stanley Venture Partners III, L.P. owns 999,284 common shares. Morgan Stanley Venture Investors, L.P. owns 95,947 common shares. The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. owns 43,709 common shares. Morgan Stanley Venture Partners III, L.L.C. (the “General Partner”) owns options to purchase 34,800 common shares, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002. The General Partner is the general partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (collectively, the “Funds”), and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the shares held by the Funds. Morgan Stanley Venture Capital III, Inc. is the institutional managing member of Morgan Stanley Venture Partners III, L.L.C., and, as such, shares, together with the remaining managing members, the power to direct the actions of Morgan Stanley Venture Partners III, L.L.C. Morgan Stanley Dean Witter & Co., as the sole stockholder of Morgan Stanley Venture Capital III, Inc., controls the actions of Morgan Stanley Venture Capital III, Inc.

(4)	Includes 34,800 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002. Mr. Husain does not own any common shares directly. Mr. Husain is a managing member of Morgan Stanley Venture Partners III, L.L.C. and therefore may be deemed to beneficially own the shares owned by Morgan Stanley Venture Partners III, L.L.C. and Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.

(5)	Includes 94,540 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(6)	Includes 34,800 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(7)	48,510 of these shares are owned by Borneo Partners. Mr. Pote disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 97,582 shares issuable upon exercise of options.

(8)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 5,000 shares issuable upon exercise of options which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(9)	Includes 38,500 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(10)	Includes 36,275 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(11)	Includes 42,200 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(12)	Includes 88,8245 shares issuable upon exercise of options.

(13)	Includes 44,357 shares issuable upon exercise of options.

(14)	Includes 40,750 shares issuable upon exercise of options.

(15)	Includes 34,800 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(16)	Includes 13,000 shares issuable upon exercise of options, 5,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

(17)	Includes 694,963 shares issuable upon exercise of options, 45,000 of which shall be issued on the date of the Company’s Annual Meeting of Shareholders to be held May 31, 2002.

ITEM ONE — ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The current Board of Directors is comprised of ten members. Four members of the Board of Directors will be elected as Class II directors at the Annual Meeting.

     The Board of Directors has nominated and recommends to the shareholders, Linda Rebrovick, Jeffrey L. McLaren, John H. Dayani and Frank Gordon for election as Class II directors to serve until the annual meeting of shareholders in 2005 and until such time as their respective successors are duly elected and qualified. Ms. Rebrovick and Messrs. McLaren and Dayani are currently Class II directors of the Company having been previously elected by the shareholders. The Board of Directors has nominated and recommends to the shareholders, Frank Gordon for election as a Class II director to serve until the annual meeting of shareholders in 2005 and until such time as his successor is duly elected and qualified. Mr. Gordon, if elected, will fill a vacancy created by the increase of the size of the Board of Directors from nine to ten members.

     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to directors who are not nominees for election at the Annual Meeting is set forth on the following pages.

     The directors shall be elected by a plurality of the votes cast in the election by the holders of the common stock represented and entitled to vote at the Annual Meeting.

Name	Age	Principal Occupation/Directorships	Director Since

Director Nominees

Class II Directors (Term Expires 2005)
Linda Rebrovick	46	Ms. Rebrovick is executive vice president and chief marketing officer of KPMG Consulting, Inc. and has served on the executive committee of KPMG Consulting since January 1997. During the past three years, she held the position of national leader, health care consulting, one of KPMG Consulting’s six industries. Ms. Rebrovick was elected to the KPMG LLP 20-member board of directors in August 1997 and has served as the chair of the board process and evaluation committee. Prior to joining KPMG LLP, Ms. Rebrovick spent 16 years in various sales, management, and executive positions at IBM Corporation. Ms. Rebrovick received a Bachelor of Arts in marketing from Auburn University.	2001

Jeffrey L. McLaren	35	Jeffrey L. McLaren, one of our co-founders, served as our president and as one of our directors from 1990 through November 2000 and as our chief product officer from 1999 through November 2000. Mr. McLaren currently serves as our vice chairman. He graduated from Trinity University with a Bachelor of Arts in both business and philosophy.	1990

John H. Dayani	55	Dr. Dayani currently serves as president and chief executive officer of Cardiovascular Services of America, a health care company. Dr. Dayani served as president and chief executive officer of Network Health Services, Inc., a health care services company, from its inception in May 1996 until 1999. He served as its executive chairman from 1999 until May 2000. Dr. Dayani was the founder, president and chief executive officer of Medifax, Inc., a health care services company, from 1993 to 1995 and served as its consultant from 1995 to June 1998. He also founded American Nursing Resources, Inc., American Nursing Resources Home Health Agency, Inc., American Nursing Resources Home Infusion, Inc., Nurse America and Quality Managed Care. Dr. Dayani earned a Bachelor of Science and Ph.D. in engineering from Vanderbilt University.	1998

Frank Gordon	39	Mr. Gordon currently serves as vice president of development and managed care of MediSphere Health Partners, Inc., a health care services company. Mr. Gordon served as director of provider relations of HealthWise of America, a health care services company, from 1993 to 1996. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.	2002

Name	Age	Principal Occupation/Directorships	Director Since

Continuing Directors
Class I Directors (Term Expires 2004)
Thompson Dent	51	Mr. Dent is a founder and chairman of the board of PhyCor, Inc., a physician practice management company. Mr. Dent served as its chief executive officer and president from June 2000 to January 2002, and served as its president and chief operating officer from October 1997 to October 1998. Mr. Dent served as executive vice president, corporate services, from the inception of PhyCor until October 1997 and served as secretary of PhyCor from 1991 to October 1998. Mr. Dent holds a Masters in Healthcare Administration from George Washington University. On January 31, 2002, PhyCor and certain of its subsidiaries filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. The Chapter 11 proceeding, captioned In re PhyCor, Inc., et. Al., Case No. 02-40278 (PcB), is pending in the U.S. Bankruptcy Court for the Southern District of New York.	1995

James Daniell	57	Dr. Daniell has maintained a private medical practice at Centennial Medical Center in Nashville since 1984. A founding member of the Society for Reproductive Surgeons, he served as past president of the International Society of Gynecologic Endoscopy and the Nashville OB/GYN Society. He holds a Bachelor of Science from David Lipscomb University and an M.D. from the University of Tennessee.	1995

William Stead	53	Dr. Stead has served as associate vice chancellor for health affairs of Vanderbilt University Medical Center since 1991. Dr. Stead is also the chief technology officer of EBMsolutions, a healthcare information company, and director of NetSilica, a healthcare information technology company. He is the editor-in-chief of the Journal of American Medical Informatics Association, a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academy of Sciences and of the Board of Regents of the National Library of Medicine. He is past president of the American Association for Medical Systems and Informatics, and of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.	1998

Name	Age	Principal Occupation/Directorships	Director Since

Class III Directors (Term Expires 2003)
Robert A Frist, Jr.	35	Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist serves on the board of directors of Hearing Planet, Inc., an online hearing aid distribution company and HealthLeaders, Inc., a healthcare publisher. He graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University. Mr. Frist is the brother-in-law of Scott Portis, our vice president of technology.	1990

M. Fazle Husain	38	Mr. Husain has been employed by Morgan Stanley & Co. Incorporated since 1991 and is currently an executive director. Mr. Husain is also a managing member of Morgan Stanley Venture Partners III, L.L.C. Mr. Husain focuses primarily on investments in the health care industry, including health care services, medical technology and health care information technology. He received a Bachelor of Science in chemical engineering from Brown University in 1987 and a Masters of Business Administration from Harvard in 1991. Mr. Husain serves as a director of Allscripts Healthcare Solutions, Inc., a provider of point-of-care physician solutions, Cross Country, Inc., a provider of outsourced staffing solutions to the health care industry and The Medicines Company, a biopharmaceuticals company.	1999

Charles N. Martin, Jr.	59	Mr. Martin currently serves as chairman of the board of directors and chief executive officer of Vanguard Health Systems, an investor-owned hospital company and was chairman of the board of directors, president and chief executive officer from July 1997 through May 2001. From January 1992 to January 1997, Mr. Martin served as chairman of the board of directors, president and chief executive officer of OrNda HealthCorp, an investor-owned hospital company, except during the period from April 1994 to August 1995 when Mr. Martin served as chairman and chief executive officer. He holds a Bachelor of Science degree from Southern University in Collegedale, Tennessee. Mr. Martin is also currently a director of Kinetic Concepts, Inc., a company providing therapeutic systems to prevent and treat complications of immobility resulting from disease, surgery or obesity and to treat chronic wounds, and a number of privately held companies.	1999

     The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Some of the directors also devote their time and attention to the Board’s principal standing committees. The Board of Directors does not have a nominating committee. The committees, their primary functions and memberships are as follows:

Audit Committee. This committee makes recommendations to the Board of Directors with respect to the Company’s financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company’s independent auditors concerning, among other things, the scope of audits and reports and their independence with respect to the services performed for the Company, and reviews the performance of the overall accounting and financial controls of the Company. Members of the audit committee are M. Fazle Husain, John H. Dayani and James Daniell. See “Audit Committee Report.”

Compensation Committee. This committee has the responsibility for reviewing and approving the salaries, bonuses and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management and administering the Company’s 2000 Stock Incentive Plan (the “2000 Stock Plan”). Members of the compensation committee are Thompson Dent, Charles N. Martin, Jr. and John H. Dayani. See “Compensation Committee Report on Executive Compensation.”

Corporate Governance

     Our business is managed under the direction of the board of directors. Our board delegates the conduct of the business to our senior management team.

     During 2001, our board of directors held six meetings, the audit committee held four meetings, and the compensation committee held four meetings. Except for Thompson Dent who attended fifty percent of the meetings, John Dayani who attended sixty seven percent of the meetings, William Stead who attended sixty seven percent of the meetings, and Charles N. Martin who attended fifty percent of the meetings, all incumbent directors attended at least seventy-five percent of the board meetings, and all incumbent directors attended all of the meetings of the committees of the board on which the director served. Our Chairman usually proposes the agenda for the meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of senior management make presentations to the board at the meetings and a substantial portion of the meeting time is devoted to the board’s discussion of these presentations.

     Directors have regular access to senior management. They may also seek independent, outside advice. The board considers all major decisions. The board has established two standing committees so that certain areas can be addressed in more depth than may be possible at a full board meeting.

     The board of directors will consider nominees for the board of directors recommended by certain shareholders, if such shareholders comply with the advance notice provisions contained in our bylaws. Directors are selected based on their demonstrated knowledge, experience and ability in their chosen endeavors and, most importantly, based on their ability to represent the interests of all the shareholders. Shareholder recommendations for nominees must include certain biographical and other information and the proposed nominee’s written consent to nomination. The recommendations must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

     We believe that during the 2001 fiscal year, all SEC filings of directors, officers and greater than ten-percent shareholders complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Portis who failed to timely file a Form 4 reporting a purchase of securities on the open market, and Mr. Daniell who failed to timely file a Form 4 reporting a purchase of securities through exercise of stock options. This belief is based on our review of forms filed or written notice that no forms were required.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

ITEM TWO — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT AUDITORS

     The audit committee has recommended, and the board of directors has appointed, Ernst & Young LLP as our independent auditors. The independent auditors will audit our consolidated financial statements for 2002. This appointment is subject to your ratification. If you do not ratify their appointment, the board of directors and the audit committee will reconsider their appointment. Ernst & Young LLP has served as our independent auditors since 1998. Representatives of Ernst & Young LLP will attend our annual meeting. They will have an opportunity to speak and respond to your questions.

Fees Billed to HealthStream by Ernst & Young LLP During 2001

     Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP during 2001 for professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our quarterly reports on Form 10-Q totaled $120,000.

     Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not perform any professional services regarding financial information systems design and implementation.

     All Other Fees. The aggregate fees billed to us by Ernst & Young LLP during 2001 for all services rendered to us, excluding those discussed under “Audit Fees,” totaled $51,050, including an employee benefit plan audit of $7,500, acquisition related procedures of $12,000, and professional services rendered for tax and other services of $31,050.

     The audit committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor’s independence.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

ITEM THREE — OTHER MATTERS

     We do not know of any matter other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxies will vote in accordance with the recommendation of the board of directors on any other matter properly brought before the annual meeting. Discretionary authority for them to do so is contained in the proxy.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information for fiscal years 1999, 2000 and 2001, regarding the compensation earned by the Chief Executive Officer and the five most highly compensated executive officers based on salary and bonus earned during 2001 (named executive officers).

					Long-Term
		Annual Compensation			Compensation Award

				Other	Securities
				Annual	Underlying
Name and	Fiscal	Salary	Bonus	Compensation	Options
Principal Position	Year	($)	($)	($)(1)	(#)

Robert A Frist, Jr.,	2001	85,000	10,000	—	—
President and CEO	2000	85,000	10,000	—	—
	1999	79,167	9,665	—	83,250

Arthur E. Newman,	2001	138,349	14,000	16,884	100,000
Senior Vice President and CFO	2000	125,827	10,000	40,056	157,500
	1999	—	—	—	—

Michael T. Pote,	2001	141,875	14,000	—	100,000
Senior Vice President	2000	121,667	10,000	—	28,000
	1999	107,561	14,692	—	83,250
Fred Perner,	2001	131,250	14,000	—	100,000
Senior Vice President	2000	55,833	—	—	58,000
	1999	—	—	—	—

Susan A. Brownie,	2001	110,625	11,500	—	—
Vice President of Finance and	2000	88,750	10,500	—	76,610
Controller	1999	7,892	—	—	26,825

(1)	Includes reimbursed travel and living expenses that are not deductible for income tax purposes.

Options Granted During 2001

     The following table provides information related to options granted to the named executive officers during the 2001 fiscal year and the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of the grant to the end of the option term. We have not issued stock appreciation rights to our executive officers.

	Individual Grants

					Potential Realizable Value at
	Number of	Percent of Total			Assumed Annual Rate of Stock
	Securities	Options Granted to			Price Appreciation for Option
	Underlying Options	Employees in Fiscal	Exercise Price Per	Expiration	Terms ($)
Name	Granted (#) (1)	Year (2)	Share ($)	Date	5%	10%

Robert A Frist, Jr., President and CEO	—	—	—	—	—	—

Arthur E. Newman, Senior Vice President and CFO	100,000	24.3%	1.10	9/17/09	52,643	126,297

Michael Pote, Senior Vice President	100,000	24.3%	1.10	9/17/09	52,643	126,297

Fred Perner, Senior Vice President	100,000	24.3%	1.10	9/17/09	52,643	126,297

Susan Brownie, Vice President of Finance and Controller	—	—	—	—	—	—

(1)	25,000 of these shares are exercisable as of September 17, 2001, 25,000 of these shares are exercisable as of September 17, 2002, 25,000 of these shares are exercisable as of September 17, 2003, and 25,000 of these shares are exercisable as of September 17, 2004.

(2)	The Company granted a total of 410,750 options to employees, directors and consultants during 2001.

Aggregate Option Exercises During 2001 and Fiscal Year End Option Values

     The following table provides information related to options exercised by the named executive officers during the 2001 fiscal year and the number and value of options held at fiscal year end. We have not issued stock appreciation rights or warrants to our executive officers.

	Shares Acquired On Excercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In- The-Money Options At Fiscal Year-End ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert A Frist, Jr. President and CEO	—	—	89,540	41,625	—	—

Arthur E. Newman, Senior Vice President and CFO	—	—	63,912	193,588	—	—

Michael Pote, Senior Vice President	—	—	97,582	137,625	—	—

Fred Perner, Senior Vice President	—	—	40,750	122,250	—	—

Susan Brownie, Vice President of Finance and Controller	—	—	32,563	70,872	—	—

Directors’ Compensation

     We do not currently pay cash fees to directors for attendance at meetings. We do reimburse our directors for out-of-pocket expenses related to attending meetings of the board of directors. Non-employee directors are eligible to receive stock option grants under the 2000 Stock Plan. Each year, immediately following the date of our annual meeting, assuming enough shares are available under the 2000 Stock Plan, each non-employee director will automatically be granted options to purchase 5,000 shares of our common stock. The exercise price will be equal to the fair market value on the date of grant, and these options will vest immediately upon grant. During 2000, upon the effectiveness of our initial public offering, each of our non-employee directors were granted options to purchase 10,000 shares of our common stock at the initial public offering price. These options vested immediately upon grant. Upon the election of Ms. Rebrovick to the Board of Directors, she was granted an option to purchase 15,000 shares of common stock at the fair market value at the date of grant. This option will vest in five equal annual installments beginning on the first anniversary of the date of grant.

     Employee directors are not eligible for any additional compensation for service on the board or its committees.

Employment Agreement

     Under an employment agreement dated April 21, 1999, Robert A. Frist, Jr. is employed as our chief executive officer for a two-year period at an initial base salary of $85,000. The employment term is automatically extended for successive one year periods unless on or before a date that is 90 days prior to the expiration of the employment term either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the initial or extended employment term. Mr. Frist is also entitled to participate in the 2000 Stock Plan. Under this employment agreement, Mr. Frist has agreed not to compete with us and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the agreement by the Company. The severance benefit equals the sum of $145,000, less the cumulative amount of base salary actually paid to Mr. Frist during the one year period through the effective date of termination, and $145,000. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.

Compensation Committee Interlocks and Insider Participation

     The members of the compensation committee are responsible for determining executive compensation and stock option grants to executive officers. During 2001, the following directors served on the compensation committee: Thompson Dent, Charles N. Martin, Jr. and John H. Dayani.

Certain Relationships and Related Transactions

     In March 2001, the Company loaned Jeffrey L. McLaren, a director and our vice-chairman, $215,000 pursuant to a secured promissory note maturing in March 2006. This note carries an interest rate at an annual rate equal to the annual Wall Street Journal Prime Rate as of the first day of every month and is secured by 300,000 shares of our common stock. Interest only on the principal balance outstanding is due and payable on a monthly basis.

Company Stock Performance

     The graph below compares the cumulative total shareholder return on our common stock since our initial public offering on April 10, 2000, with the cumulative total return of companies on the Nasdaq Composite Index, the J.P. Morgan H & Q Information Services
Index(1) and the Nasdaq Computer & Data Processing Index over the same period (assuming the investment of $100 in our common stock, the Nasdaq Composite Index, the J.P. Morgan H & Q Information Services Index and the Nasdaq Computer & Data Processing Index on April 10, 2000 and reinvestment of all dividends).

	Cumulative Total Return

	4/10/2000	12/00	12/01

HEALTHSTREAM, INC.	100.00	11.11	12.22
NASDAQ STOCK MARKET (U.S.)	100.00	53.58	42.51
JP MORGAN H & Q HEALTHCARE INFORMATION SERVICES	100.00	46.86	36.83
NASDAQ COMPUTER & DATA PROCESSING	100.00	46.62	37.55

(1)	Last year, the Company selected the J.P. Morgan H & Q Information Services Index as its peer comparison index. As a result of the merger of J.P. Morgan with Chase Manhattan, the J.P. Morgan H & Q Information Services Index will no longer be available. Therefore, the Company has selected the Nasdaq Computer & Data Processing Index in place of the J.P. Morgan H & Q Information Services Index for future years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 2001

     The compensation of HealthStream’s executive officers is reviewed and approved annually by the compensation committee of the Board of Directors, currently comprised of three non-employee directors. In addition to reviewing and approving executives’ salary and bonus arrangements, the compensation committee establishes policies and guidelines for other benefits and administers the awards of stock and stock options pursuant to the Company’s 2000 Stock Plan. The compensation committee is assisted in making compensation decisions by the Company’s Chief Executive Officer (referred to in this report as the “CEO”).

Compensation Policies Applicable to Executive Officers

     The objectives of the Company’s executive compensation program are to:

•	attract, motivate, and retain the executives responsible for the success of the Company;

•	reward key executives based upon corporate and individual performance; and

•	provide incentives designed to maximize shareholder value.

     The compensation committee reviews the Company’s executive officer compensation program annually to ensure that the compensation paid to the Company’s executive officers is consistent with the Company’s business strategy, corporate culture and operating performance. The compensation committee also reviews the compensation policies of similarly situated companies to ensure that the Company’s compensation policies are competitive with other companies in the industry. The three primary components of the Company’s executive officer compensation program are a base salary, the potential for a performance-based annual bonus, and periodic grants of stock options.

     Base Salaries. Base salaries for the Company’s executive officers, as well as changes in such salaries, are based upon a number of factors, including:

•	recommendations by the CEO;

•	the nature of the executive officer’s position;

•	the committee’s subjective determination of the executive officer’s contribution to the performance of the Company;

•	the experience of the officer; and

•	the term of the officer’s employment with the Company.

     The CEO reviews all salary recommendations with the compensation committee, which then approves or disapproves such recommendations.

     In July 2001, the compensation committee reviewed the base salaries for the Company’s executive officers. Based upon discussions with the CEO, the committee determined that the base compensation levels for the Company’s executive officers were competitive with the average base compensation levels of executive officers with similar responsibilities at comparable companies.

     Annual Bonuses. Annual bonuses were accrued on behalf of the executive officers of the Company for fiscal 2001. The compensation committee has approved an officers’ compensation plan for 2002 that provides for the payment of bonuses based upon the attainment of certain 2002 earnings targets.

     Stock Options. In order to align the long-term interests of the executive officers with those of shareholders, the compensation committee from time to time awards stock options to the Company’s executive officers. The terms of these options, including the sizes of the grants, are determined by the compensation committee based upon the recommendations of the CEO and the committee’s subjective discretion. Awards of stock options to executive officers have been historically at then-current market prices and with periodic vesting over periods ranging up to four years.

     In 2001, the compensation committee granted stock options to purchase an aggregate of 300,000 shares to the Company’s executive officers. The options vest over a three-year period and are exercisable at the market price of the common stock on the date of grant.

Chief Executive Officer Compensation

     In establishing the compensation of Robert A. Frist, Jr. the Company’s CEO, the compensation committee utilized the same compensation policies applicable to executive officers in general, however, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies. Mr. Frist did not receive an increase in his base salary for fiscal year 2001 or 2000. Mr. Frist received a $10,000 bonus in 2001. During the first quarter of 2002, Mr. Frist’s annual base salary was increased to $100,000. The compensation committee recommended and authorized an annual salary of $175,000. Mr. Frist elected to defer this amount until such time as the Company achieves certain financial targets relating to budgeted improvements in the Company’s cash flow. The authorized amount of salary shall accrue, but shall not be paid until these financial targets are met.

Limitations on the Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s CEO and any of the other most highly compensated officers. The $1.0 million limitation applies to all types of compensation, including restricted stock awards and amounts realized upon the exercise of stock options and stock appreciation rights, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the Code and related regulations. Based on applicable tax regulations, any taxable compensation derived from the exercise of stock options granted pursuant to the 2000 Stock Incentive Plan should qualify as “performance based” compensation for purposes of Section 162(m). The Company currently anticipates that all compensation paid to its executive officers will be deductible under Section 162(m).

Thompson Dent
Charles N. Martin, Jr.
John H. Dayani

AUDIT COMMITTEE REPORT FOR 2001

     The audit committee of the Board of Directors is comprised of three directors who are independent directors as defined under the applicable rules of the National Association of Securities Dealers. During 2001, the members of the audit committee were Messrs. Daniell, Dayani and Husain.

     In accordance with its written charter adopted by the board of directors, the audit committee reviews HealthStream’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Committee held four meetings during fiscal year 2001 which were attended by all members.

     The audit committee has reviewed and discussed with management and the independent auditors the interim financial statements for each quarter and the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The audit committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Fazle Husain, Audit Committee Chairman
Dr. James Daniell, Audit Committee Member
John Dayani, Audit Committee Member

GENERAL INFORMATION

Delivery of Shareholder Documents

     The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows the Company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family, unless the Company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the Company’s expenses. The rule applies to the Company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

     If your shares are registered in your own name and you would like to receive your own set of the Company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the Company’s annual disclosure documents, please contact the Company’s Secretary by calling (615) 301-3114 or writing to the Company at HealthStream, Inc., Investor Relations Department, 209 10th Avenue, Suite 450, Nashville, Tennessee 37203. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The Company will deliver promptly upon oral or written request a separate copy of the Proxy Statement or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

Annual Report

     Our 2001 Annual Report to Shareholders is being mailed to shareholders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

Additional Information

     A copy of our Annual Report on Form 10-K for the year ended December 31, 2001, excluding certain of the exhibits thereto, may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3114.

By Order of the Board of Directors,
/s/ Robert A. Frist, Jr. Robert A. Frist, Jr. Chief Executive Officer

Nashville, Tennessee
April 30, 2002

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC.

     The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2002, and hereby appoints Robert A. Frist, Jr. and Robert H. Laird, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 31, 2002 at 2:00 p.m. Central Daylight Time, at 209 10th Avenue, Suite 450, Nashville, Tennessee 37203, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)   To elect Linda Rebrovick, Jeffrey L. McLaren, John H. Dayani and Frank Gordon for election as Class II directors to the Board of Directors until the 2005 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

[     ]  FOR all nominees listed below (except as indicated to the contrary below)

[     ]  WITHHOLD authority to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

(2)  To ratify the appointment of Ernst & Young LLP.

[     ]  FOR        [     ]  AGAINST        [     ]  ABSTAIN

(3)   To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

     This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting.

Dated:__________	Signature:______________________________________

Dated:__________	Signature:______________________________________

     (This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)